Exhibit 99.1


                            [Letterhead of H&R Block]



News Release
For Further information:


Media Relations:       Linda McDougall, H&R Block      Steve Conway, CompuServe
                       816-932-7542                    614-538-3829

Investor Relations:    Brian Schell, H&R Block         Herb Kahn, CompuServe
                       816-932-7561                    614-538-3854


DEPARTMENT OF JUSTICE TO PERMIT ANTITRUST WAITING PERIOD TO EXPIRE ON COMPUSERVE DEAL

FOR RELEASE MONDAY, NOV. 10, 1997

         KANSAS CITY, Mo. and COLUMBUS, Ohio -- H&R Block Inc. (NYSE:HRB) and CompuServe Corporation (NASDAQ:CSRV) announced today that the Antitrust Division of the U.S. Department of Justice has advised the companies that it will permit the statutory waiting period under the Hart-Scott-Rodino Act for the H&R Block-CompuServe-WorldCom transaction to expire without seeking additional information.

         As announced on September 8, H&R Block, CompuServe and WorldCom entered into a merger agreement pursuant to which WorldCom will acquire CompuServe in a stock-for-stock transaction valued at approximately $1.2 billion. H&R Block owns approximately 80 percent of CompuServe.

         The closing of the transaction is still subject to obtaining certain foreign regulatory approvals, CompuServe shareholder approval, and customary closing conditions. H&R Block has agreed to vote all of its shares in favor of the merger. The closing is expected to occur during the first quarter of calendar 1998.

         Founded in 1955, H&R Block is a diversified company offering tax preparation services and financial products and services. H&R Block served more than 18 million taxpayers in nearly 10,000 offices in the United States, Canada and Australia in fiscal year 1997. The company handled approximately one in every seven regular returns including 51 percent of all electronic returns filed with the Internal Revenue Service last

                                                  CompuServe/H&R Block - page 2

tax season. H&R Block also develops and provides Kiplinger TaxCut(R) software for personal computers. In addition, the company offers mortgage loans through its own retail operations and through a network of 5,000 mortgage brokers nationwide. Quarterly results and other information regarding H&R Block are available on the company's Web page at www.hrblock.com.

         Founded in 1969, CompuServe Corporation provides comprehensive online/Internet access through its two brands, Compuserve Interactive and SPRYNET. Through CompuServe, its Japanese licensee NIFTY and its affiliates around the world, more than 5 million home and business users in more than 185 countries are connected online and to the Internet. CompuServe Network Services, a leading network integrator, provides more than 1,200 companies around the world with complete, fully integrated Internet, Intranet and Extranet connectivity solutions. With world headquarters in Columbus, Ohio, the CompuServe organization includes offices in the United Kingdom, Germany, France, Switzerland and the Netherlands.


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